Exhibit 99.1
PACKETEER®, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
CUPERTINO, Calif. – October 19, 2006 – Packeteer®, Inc. (NASDAQ: PKTR), the global leader in WAN Application Optimization, today announced results of operations for the quarter ended September 30, 2006.
Net revenues for the third quarter 2006 were $36.0 million, compared with $24.8 million for the third quarter 2005, an increase of 45%. Net revenues increased sequentially by 5% from the $34.2 million reported in the second quarter 2006. GAAP net income for the third quarter 2006 was $301,000 or $0.01 per diluted share. This compares to third quarter 2005 GAAP net income of $2.3 million or $0.06 per diluted share.
Included in the GAAP net income for the third quarter 2006 was stock-based compensation from options and the employee stock purchase plan of $3.8 million, stock-based compensation from acquisitions of $94,000, and amortization of purchased intangible assets of $951,000, offset by $204,000 relating to the tax effect of these items, resulting in non-GAAP net income of $5.0 million or $0.14 per diluted share. Included in the GAAP net income for the third quarter 2005 was stock-based compensation from acquisitions of $227,000 and amortization of purchased intangible assets of $401,000, offset by $119,000 relating to the tax effect of these items, resulting in non-GAAP net income of $2.8 million or $0.08 per diluted share. See our “Reconciliation of GAAP Net Income to Non-GAAP Net Income” for further information.
During the third quarter of 2006, we recorded a tax benefit of $851,000, primarily as a result of the annual reconciliation of the prior year tax provision to the related tax return along with other adjustments, partially offset by additional tax reserves.
Total cash and investments at September 30, 2006 was $72.6 million substantially unchanged from $72.4 million at June 30. Accounts receivable of $22.3 million at September 30, 2006 represented 57 days sales outstanding, compared to $19.2 million representing 51 days sales outstanding at June 30, 2006. The higher receivable balance was primarily due to slightly less linear quarterly revenues. Total inventories increased to $5.8 million at September 30, 2006 compared to $3.8 million at June 30, 2006, primarily due to additional inventory associated with the introduction of our new RoHS-compatible hardware platforms.
“We are pleased to again report record quarterly revenues for Packeteer,” said Dave Côté, President and CEO. “Through tight expense controls in the quarter, our non-GAAP operating income percentage of 10% exceeded our guidance of 8-9%. We believe we have made significant strides in our integration of the iShared product line, and are encouraged by the initial market acceptance and opportunities that we have seen. Our iShared revenues for the third quarter 2006 were approximately $2.4 million. We continue to plan for much improved sequential results in both our core and new iShared products in the fourth quarter.”
A Conference Call with company management will be held October 19, 2006 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call will be available on the website until October 26, 2006. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.

About Packeteer
Packeteer (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.
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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenues, including future revenues related to our recent acquisition of Tacit Networks, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. We are also subject to general risks associated with our need to successfully integrate the Tacit Networks operations as well as successfully integrate any other acquisitions we complete in the future. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues
Product revenues	$26,798	$17,632	$77,291	$61,415
Service revenues	9,188	7,203	25,149	19,675

Total net revenues	35,986	24,835	102,440	81,090

Cost of revenues
Product costs	6,343	4,248	17,110	13,975
Service	2,946	1,980	7,708	6,124
Amortization of purchased intangible assets	635	401	1,515	1,157

Total cost of revenues	9,924	6,629	26,333	21,256

Gross profit	26,062	18,206	76,107	59,834

Operating expenses:
Research and development	8,322	5,524	22,052	16,175
Sales and marketing (includes amortization of purchased intangible assets of $317 and $0 for the three months ended September 30, 2006 and 2005, and $474 and $0 for the nine months ended September 30, 2006, respectively)	15,327	8,888	40,017	28,097
General and administrative	3,770	1,786	9,848	5,029
In- process research and development	—	—	1,800	—

Total operating expenses	27,419	16,198	73,717	49,301

Operating income (loss)	(1,357)	2,008	2,390	10,533

Other income, net	807	776	3,094	1,887

Income (loss) before provision for income taxes	(550)	2,784	5,484	12,420

Provision (benefit) for income taxes	(851)	529	1,474	2,360

Net income	$301	$2,255	$4,010	$10,060

Basic net income per share	$0.01	$0.07	$0.12	$0.30

Diluted net income per share	$0.01	$0.06	$0.11	$0.29

Shares used in computing basic net income per share	34,990	33,924	34,704	33,740

Shares used in computing diluted net income per share	35,814	35,098	35,660	35,102

Stock-based compensation included in the costs and expense line items:

Product costs	$115	$—	$299	$—
Service costs	201	—	529	—
Research and development	1,259	217	3,005	650
Sales and marketing	1,590	8	3,779	22
General and administrative	756	2	2,100	7

Total amortization of stock-based compensation	$3,921	$227	$9,712	$679

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Non-GAAP net income	$4,969	$2,764	$16,546	$11,549

Stock-based compensation from options and employee stock purchase plan	(3,827)	—	(9,420)	—
Stock-based compensation from acquisitions	(94)	(227)	(292)	(679)
Amortization of purchased intangible assets	(951)	(401)	(1,990)	(1,157)
In-process research and development	—	—	(1,800)	—
Tax impact of above	204	119	966	347

GAAP net income	$301	$2,255	$4,010	$10,060

Basic non-GAAP net income per share excluding amortization of purchased intangible assets, stock-based compensation and in-process research and development, net of taxes	$0.14	$0.08	$0.48	$0.34

Diluted non-GAAP net income per share excluding amortization of purchased intangible assets and stock-based compensation, net of taxes	$0.14	$0.08	$0.46	$0.33

Shares used in computing basic net income per share	34,990	33,924	34,704	33,740

Shares used in computing diluted net income per share	35,814	35,098	35,660	35,102

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
Assets:
Cash, cash equivalents and investments	$72,627	$122,677
Accounts receivable, net	22,263	15,759
Inventories	5,764	4,979
Property and equipment, net	3,666	2,681
Other assets	12,996	7,428
Goodwill and other intangible assets, net	83,962	15,133

Total assets	$201,278	$168,657

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$24,511	$17,595
Deferred rent and other	234	340
Deferred revenue	26,466	22,115

Total liabilities	51,211	40,050

Stockholders’ equity	150,067	128,607

Total liabilities and stockholders’ equity	$201,278	$168,657

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2006	2005
Net cash provided by operating activities	$17,549	$19,014
Net cash used in investing activities	(18,906)	(11,318)
Net cash provided by financing activities	5,911	5,016

Net increase in cash and cash equivalents	4,554	12,712

Cash and cash equivalents at beginning of period	36,221	10,672

Cash and cash equivalents at end of period	40,775	23,384

Investments	31,852	89,597

Total cash, cash equivalents and investments	$72,627	$112,981